Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Incentive Plan and the 2001 Stock Incentive Plan of Vonage Holdings Corp. of our report dated October 6, 2004, with respect to the financial statements and financial statement schedule of Vonage Holdings Corp. for the year ended December 31, 2003, (prior to the effects of the 2006 reverse stock split), which is contained in the Registration Statement (Amendment No. 8 to Form S-1 No. 333-131659) filed with the Securities and Exchange Commission on May 23, 2006.



/s/ Amper, Politziner & Mattia P.C.
August 1, 2006
Edison, New Jersey